Exhibit 4.5

THIS PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

FATE THERAPEUTICS, INC.

CONVERTIBLE PROMISSORY NOTE

$[ ]	[DATE	]

FOR VALUE RECEIVED, Fate Therapeutics, Inc., a Delaware corporation (the “Company”), hereby promises to pay [INVESTOR] (the “Holder”) or its assigns, on demand made after [DATE]1 (the “Maturity Date”) (subject to Sections 3, 4 and 5 herein), the principal sum of [                    ] ($[        ]) or such part thereof as from time to time remains outstanding, whichever is less; together with simple interest on the balance of principal remaining unpaid from time to time accruing on and from the date hereof, at an annual rate equal to two percent (2%), which interest shall continue to accrue until the outstanding principal is paid in full or converted as set forth herein. Interest shall be computed based on a 365-day year based on actual number of days elapsed, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law.

1. Payment. All payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Holder, or such other place as the Holder may from time to time designate in writing to the Company. All payments by the Company under this note (the “Note”) shall be applied first to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

2. Other Notes. This Note is one of several notes (together, the “Investor Notes”) of similar tenor issued and issuable by the Company on the date hereof and in the future pursuant to a certain Note Purchase Agreement dated June [    ], 2013 by and among the Company and the persons listed in the Schedule of Investors thereto (as the same may be amended, restated or modified from time to time, the “Note Purchase Agreement”).

3. Prepayment. With the consent of the holders of at least a majority of the aggregate principal amount of all Investor Notes then outstanding (the “Requisite Holders”), the Company may prepay this Note, without premium or penalty, in whole or in part, with accrued

[1]	12 months from first Note issuance date.

interest to the date of such prepayment on the amount prepaid; provided, however, that no such prepayment may be made on this Note without a simultaneous pro-rata prepayment on all other outstanding Investor Notes (based on the original principal amount of each Investor Note).

4. Conversion of Note.

(a) Mandatory Conversion of Note Upon Closing of Next Qualified Financing. If this Note has not been earlier repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, then upon the closing of a Next Qualified Financing (as hereinafter defined), all of the principal amount outstanding under this Note and any accrued and unpaid interest thereon (the “Outstanding Balance”) shall be converted automatically into either, at the election of the Requisite Investors: (i) that number of shares of a new series of the Company’s Preferred Stock, par value $0.001 per share (the “Preferred Stock”) issued in connection with the Next Qualified Financing (the “New Preferred Stock”) as is equal to the (a) Outstanding Balance divided by (b) a price equal to the lowest purchase price per share paid by investors at the time of the closing of such Next Qualified Financing or (ii) that number of shares of Series C Preferred Stock of the Company (the “Series C Preferred Stock”) as is equal to the (a) Outstanding Balance divided by (b) a price equal to $1.00 (as adjusted for stock splits, stock dividends, combinations and the like affecting the Series C Preferred Stock) (the “Series C Purchase Price”). The term “Next Qualified Financing” shall mean the Company’s issuance and sale of shares of its Preferred Stock to one or more investors in a private financing transaction following the date hereof from which the Company raises gross proceeds of $5,000,000 or more (excluding amounts from the conversion of the Investor Notes). Holders who receive New Preferred Stock shall be subject to the terms and conditions of such Next Qualified Financing, which shall include broad-based weighted-average anti-dilution protection, and shall receive registration rights, a right of first offer, a right of first refusal and co-sale rights that are no less favorable than the most favorable of such rights granted to other investors in the Next Qualified Financing.

(b) Mandatory Conversion of Note Upon Closing of a Qualified Public Offering. If this Note has not been earlier repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, then upon the closing of either (i) an initial public offering of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) in which gross proceeds to the Company are $40,000,000 or more (including, for the avoidance of doubt, amounts from the conversion of the Investor Notes), or (ii) an initial public offering of the Common Stock approved by the Requisite Investors (each of (i) and (ii), a “Qualified IPO”), the Outstanding Balance shall be converted automatically into that number of shares of Common Stock as is equal to (a) the Outstanding Balance divided by (b) the price per share to the public of the shares of Common Stock issued in the Qualified IPO.

(c) Mandatory Conversion of Note Upon a Liquidation Event. If this Note has not been earlier repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, then in the event of, and effective immediately prior to the consummation of a Liquidation (as defined in the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof (the “Restated Certificate”)), the Outstanding Balance shall, at the election of the Requisite Investors, either (i) be repaid in cash, or (ii) be automatically converted into that number of shares of Series C Preferred Stock as is equal to (x) the Outstanding Balance divided by (y) the Series C Purchase Price.

(d) Voluntary Conversion of Note. If this Note has not been earlier repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, then, on or after the Maturity Date, at the written election of the Requisite Investors, the Outstanding Balance shall be converted into that number of shares of Series C Preferred Stock as is equal to (i) the Outstanding Balance divided by (ii) the Series C Purchase Price.

(e) Conversion Procedures. The Company shall give written notice of any event triggering the conversion of this Note under this Section 4 to the Holder as soon as is practicable prior to the closing of such transaction, but in any case within five (5) business days of any such event. Such notice shall specify (i) the anticipated date of the closing of the event triggering conversion of this Note, (ii) the anticipated amount of the equity securities of the Company which may be issued upon such conversion as set forth in this Section 4, and (iii) the anticipated amount of cash adjustment which may be paid in respect of any fractional interest in the equity securities of the Company, if applicable (as provided in Section 4(f) hereof).

(f) Cash in Lieu of Fractional Shares. No fractional share or interest of any equity securities of the Company shall be issued upon conversion of this Note. The Company shall instead pay to the Holder of this Note a cash adjustment in respect of such fraction in an amount equal to the same fraction of the then applicable conversion price per share of such equity security.

(g) Issuance of Stock. Upon the occurrence of any conversion specified in this Section 4, the Holder shall surrender this Note at the office of the Company or of its transfer agent for the applicable amount of equity securities of the Company. Thereupon, there shall be issued and delivered to such Holder the equity securities into which this Note surrendered was convertible on the date on which such conversion occurred. The Company shall not be obligated to issue the equity securities issuable upon such conversion unless the Note being converted is either delivered to the Company or any such transfer agent or the Holder notifies the Company or any such transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

(h) Cancellation of Note. Upon the payment and/or conversion of the Outstanding Balance, this Note shall be canceled.

(i) Stockholder Agreements. Contemporaneous with any conversion pursuant to Section 4(a) and pursuant to Section 5.2 of the Note Purchase Agreement, the Holder shall execute a signature page and become a party to any stockholder agreements of the Company, to the extent the Holder is not already a party to such documents. This Note does not by itself entitle the Holder to any voting rights or other rights as a holder of stock of the Company.

5. Default. Any of the following shall constitute an event of default under this Note:

(a) the dissolution or termination of business of the Company;

(b) any petition in bankruptcy being filed by or against Company or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of Company, either through reorganization, composition, extension or otherwise, and which, in the case of any involuntary proceedings shall be acquiesced to by Company or shall continue for a period of 60 days undismissed, undischarged or unbonded;

(c) the making by Company of an assignment for the benefit of creditors;

(d) the appointment of a receiver of any property of Company which shall not be vacated or removed within 60 days after appointment; or

(e) any material breach by the Company of the provisions of the Note Purchase Agreement or this Note, including the failure to pay any amounts under this Note when due.

After the occurrence of any such event of default, the entire outstanding amount of principal and interest of this Note may become immediately due and payable upon demand by the Requisite Holders.

6. Transfer and Exchange. The Holder may, prior to maturity thereof, surrender this Note at the principal office of the Company for transfer or exchange pursuant to the terms of Section 6.4 of the Note Purchase Agreement. Within a reasonable time after notice to the Company from Holder of its intention to make such exchange and without expense to such Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Company shall issue in exchange therefor another Note or Notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Each new Note shall be made payable to such person or persons, or transferees, as Holder may designate pursuant to the terms of Section 6.4 of the Note Purchase Agreement, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Company may elect not to permit a transfer of the Note if it has not obtained satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations thereunder, and (b) is in compliance with all applicable state securities laws, including without limitation receipt of an opinion of counsel for the Company, which opinion shall be satisfactory to the Company.

7. New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

9. Miscellaneous.

(a) All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The amendment or waiver of any term of this Note and the provision of notice shall be conducted pursuant to the terms of the Note Purchase Agreement.

(d) The Company and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(e) The Holder agrees that no stockholder, director or officer of the Company shall have any personal liability for the repayment of this Note.

(f) This Note is and shall be subordinated to any existing or future indebtedness of the Company, including under any security interest that may be granted by the Company, to any banking institution or commercial lender pursuant to any venture debt or other secured commercial loan transaction.

(g) Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that each Holder may assign its rights and obligations hereunder to an affiliate of such Holder. Such assignee shall be deemed a “Holder” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the assignor and assignee providing a written instrument to the Company notifying the Company of such assignment and the assignor agreeing in writing to be bound by the terms of such assignment. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided herein.

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officer as of the date first above written.

FATE THERAPEUTICS, INC.

By:
Name:	Christian Weyer
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]